Exhibit 10.1

LICENSE AGREEMENT

This Agreement is entered into on April 30, 2008, by and between Sybase Inc., a Delaware corporation, with offices at 1 Sybase Drive, Dublin, CA 94568, (“Sybase”), and ANTs software inc., a Delaware corporation, with offices at 700 Airport Blvd., Suite 300, Burlingame, CA 94010, (“Ants”). Sybase and Ants are referred to collectively herein as the “Parties.”

WHEREAS, Sybase desires for Ants to grant to Sybase a non-exclusive license to certain Ants proprietary software and a sublicense to certain third party software;

WHEREAS, Ants desires to grant such licenses to Sybase in return for the consideration described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.           Definitions.

1.1          “Ants Software” means the proprietary Ants software described in Exhibit A (Software), in object code and source code form (in all versions, languages and platforms), that is licensed to Sybase under the terms of this Agreement; however such term does not include any customer specific code that is identified in Exhibit A (Software) as “Excluded Software”.

1.2          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

1.3          “Delivery” has the meaning set forth in Section 5 (Delivery).

1.4          “Disclosure Schedule” has the meaning set forth in Section 3 (Representations and Warranties of Ants).

1.5           “Documentation” means any technical, engineering, development, support and end use documents, manuals and materials relating to the Software as described in Exhibit A (Software).

1.6           “Intellectual Property” means any present or future right to exclude, granted under federal, state or foreign law, which right is currently available to Ants by ownership, license or otherwise or that becomes available to Ants by ownership, license or otherwise in the future, including but not limited to:  (a) all inventions (whether patentable or unpatentable, whether or not a patent application has been filed prior to the execution of this Agreement, and whether or not reduced to practice), all improvements thereto, and all patents, published or unpublished non-provisional and provisional patent applications, and invention disclosures or other records of invention, together with all reissuances, revivals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof regardless of country or formal name, (b) all copyrights and all applications, registrations, and renewals in connection therewith including all rights of authorship, use, publication, reproduction, distribution, performance, display, transformation, moral rights and rights of ownership of copyrightable works, (c) all mask work rights and semiconductor topography, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications and processes), and (e) all other intangible proprietary rights (whether or not appropriate steps have been taken to protect such rights under applicable law).

1.7           “Knowledge” means actual knowledge or knowledge which is obtainable by the exercise of commercially reasonable care.

1.8           “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

1.9           “License Fee” has the meaning set forth in Section 2.7 (Consideration).

1.10           “Party” has the meaning set forth in the preface above.

1.11           “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.12           “Software” means the collective term for the Ants Software, Third Party Software and Documentation.

1.13           “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

1.14           “Third Party Software” means software licensed by Ants from third parties and described in Exhibit A (Software) that is sublicensed to Sybase under the terms of this Agreement.  Third Party Software shall not include any software licensed by Ants from third parties which is listed on the Disclosure Schedule (Exhibit C).  The software listed is all third party software and related materials necessary for Sybase to be able to exercise its rights under this Agreement, including but not limited to the ability to modify, build, develop, compile, install and use the Ants Software.

2.           Transaction.

2.1          License Grant.  Ants hereby grants to Sybase, for the consideration specified in Section 2.7 (Consideration), a fully-transferable, perpetual, irrevocable, worldwide, paid-up, royalty-free, non-exclusive license under Ants’ Intellectual Property (i) to reproduce, modify, distribute, perform, display, make, have made, use, sell, offer to sell, import, export, lease or otherwise make use of or exploit the Ants Software through any means or medium or in any way currently known or unknown, for any purpose, and (ii) the further right to sublicense some or all of the foregoing rights through multiple tiers of sublicenses.

2.2          Sublicense to Third Party Software.  In addition, Ants hereby grants to Sybase, for the consideration specified in Section 2.7 (Consideration), a fully-transferable, perpetual, irrevocable, worldwide, paid-up, royalty-free, non-exclusive license under Ants’ Intellectual Property (i) to reproduce, modify, distribute, perform, display, make, have made, use, sell, offer to sell, import, export, lease or otherwise make use of or exploit the Third Party Software through any means or medium or in any way currently known or unknown, for any purpose, and (ii) the further right to sublicense some or all of the foregoing rights through multiple tiers of sublicenses.

2.3          No Actions.  Except as to claims under Section 2.9 (Restrictions), Ants covenants that at no time will Ants, and will insure that at no time will Ants’ successors or assigns, or their respective successors and assigns, directly or indirectly make any claim or commence, maintain, prosecute or otherwise pursue any suit, action or proceeding of any kind anywhere in the world against Sybase or its direct or indirect suppliers, vendors, customers or distributors (of any kind), or the respective shareholders, officers, directors, employees, agents, successors, assigns, representatives (of any kind) of the foregoing entities, that is based upon, relates to or involves the Software, or any Ants’ Intellectual Property related to the Software.

2.4          Ownership of Modifications.

(a)           As between Ants and Sybase, Sybase will be the sole and exclusive owner of any modifications Sybase, or any third party directly or indirectly authorized by Sybase, makes to the Software and of any product, service, system, method, process, apparatus, improvement, device or activity that Sybase, or any third party directly or indirectly authorized by Sybase, develops in whole or in part based on or related to the Software (the “Sybase-Developed Technology”).  For avoidance of doubt, Ants hereby grants Sybase a fully-transferable, perpetual, irrevocable, worldwide, paid-up, royalty-free, non-exclusive license under Ants’ Intellectual Property, (i) to reproduce, modify, distribute, perform, display, make, have made, use, sell, offer to sell, import, export, lease or otherwise make use of or exploit the Sybase-Developed Technology through any means or medium or in any way currently known or unknown, or for any purpose, and (ii) the further right to sublicense some or all of the foregoing rights through multiple tiers of sublicenses.

(b)           As between Ants and Sybase, Ants will be the sole and exclusive owner of any modifications Ants, or any third party (other than Sybase) directly or indirectly authorized by Ants, makes to the Software after the date of this Agreement, and of any product, service, system, method, process, apparatus, improvement, device or activity that Ants, or any third party (other than Sybase) directly or indirectly authorized by Ants, develops in whole or in part based on or related to the Software after the date of this Agreement (the “Ants-Developed Technology”).  For avoidance of doubt, Sybase receives no right or license hereunder concerning or relating to any Ants-Developed Technology, and the provisions of Sections 2.1, 2.2, and 2.5 hereof do not apply to any Ants-Developed Technology.

2.5          Owner Equivalent Rights.  The parties understand and agree that the intent of the foregoing provisions in this Section 2 (Transaction) is to allow Sybase to fully exploit the Software, (except as set forth in Section 2.9 (“Restrictions”)) and Sybase-Developed Technology in any manner and for any purpose, as if Sybase were the owner of such Software (and in acknowledgement that Sybase is the owner of the Sybase-Developed Technology) and all related intellectual property rights, without limitation of any kind.

2.6          Assumption of Liabilities.  Based on the licenses granted hereunder, neither party to the Agreement will assume or have any responsibility with respect to any obligations or Liability of the other.

2.7          Consideration.  Sybase agrees to pay to Ants, upon Delivery, one million four hundred thousand dollars ($1,400,000) (the “License Fee”) by delivery of cash payable by wire transfer or delivery of other immediately available funds.

[ redacted ]

3.           Representations and Warranties of Ants.  Ants represents and warrants to Sybase that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and marked as Exhibit C and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.

3.1          Software.  Ants represents and warrants that the Software conforms in all material respects with any specification, documentation, written performance standard, representation or statement provided with respect thereto by or on behalf of Ants.

3.2          Organization of Ants.  Ants is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.3          Authorization of Transaction.  Ants has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the CEO and board of directors of Ants have duly authorized the execution, delivery, and performance of this Agreement by Ants. This Agreement constitutes the valid and legally binding obligation of Ants, enforceable in accordance with its terms and conditions.

3.4          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the grant of the licenses described in Section 2 (Transaction)), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Ants is subject or any provision of the charter or bylaws of any of Ants or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Ants is a party or by which it is bound or to which the Ants Software or Third Party Software is subject (or result in the imposition of any Security Interest upon the Ants Software or Third Party Software).  Ants does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.5          Good Title and/or Valid License to Software.  Ants has good and marketable title to all of the Ants Software and related Intellectual Property, free and clear of any Security Interest or restriction on licensing and has valid licenses to all Third Party Software such that Ants is permitted to grant the sublicenses granted by Ants to Sybase under the terms of this Agreement.  No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to the Ants Software or any Intellectual Property therein.

3.6          Undisclosed Liabilities.  Ants does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), that affects the ownership of the Ants Software.

3.7          Intellectual Property.

(i)           Ants owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for Ants to grant the licenses granted to Sybase under the terms of this Agreement with respect to the Software.  Ants has taken all actions necessary to maintain and protect each element of Intellectual Property related to the Ants Software.  All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts.

(ii)           The Ants Software does not interfere with and has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Ants has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation based on or related to the Ants Software (including any claim that Ants must license or refrain from using any intellectual property rights of any third party). With respect to the Ants Software, (a) the Ants Software is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and (b) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the Ants Software. There is no proceeding pending or threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Ants’ Intellectual Property related to the Ants Software or alleges a claim of infringement of any patents, copyrights or violation of any trade secret or other proprietary right of any third party. To the Knowledge of Ants and the Ants directors and officers (and employees with responsibility for Intellectual Property matters) of Ants, no third party has disclosed, interfered with, infringed upon, made unauthorized use, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Ants with respect to the Ants Software. Ants has not brought a proceeding alleging infringement of any Ants’ Intellectual Property related to the Ants Software or breach of any license or agreement involving Ants’ Intellectual Property related to the Ants Software against any third party.  Ants represents and warrants that the software code referenced in Section 3.7(ii) of the Disclosure Schedule, which is the subject of the dispute between Ants and its former employee, is not included in the current generally available version of the the Ants Data Server product and will not be delivered to Sybase as part of the Software.

(iii)           Section 3.7(iii) of the Disclosure Schedule identifies each patent or copyright registration which has been issued to Ants with respect to the Ants Software and identifies each pending patent application or application for copyright registration which Ants has made with respect to the Ants Software. Ants has delivered to Sybase correct and complete copies of all such patents, copyright registrations, and applications.  With respect to each item of Intellectual Property required to be identified in Section 3.7(iii) of the Disclosure Schedule, Ants  possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction.

(iv)           Section 3.7(iv) of the Disclosure Schedule identifies each third party software program and related intellectual property applicable to the Ants Software or necessary for modification, building, development, compilation, installation or use of the Ants Software that any third party owns and that Ants uses pursuant to license, sublicense, agreement, or permission. Ants has delivered to Sybase correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each software program and related intellectual property required to be identified in Section 3.7(iv) of the Disclosure Schedule:

(A)           the license, sublicense, agreement, or permission covering the software program and related intellectual property is legal, valid, binding, enforceable, and in full force and effect;

(B)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and is irrevocable and perpetual and will remain in effect for the duration of Sybase’s exercise of the sublicenses granted by Ants to Sybase hereunder with respect to all Third Party Software;

(C)           to the Knowledge of Ants, the directors, officers and employees of Ants, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)           in the case of any termination by the third party of Ants’ rights under such license, sublicense, agreement or permission, the sublicenses granted by Ants to Sybase hereunder will remain in full force and effect in accordance with the terms of such license, sublicense, agreement or permission;

(E)           to the Knowledge of Ants, the directors, officers and employees of Ants, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(F)           to the Knowledge of Ants, the directors, officers and employees of Ants, the underlying software program and related intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)           to the Knowledge of Ants, the directors, officers and employees of Ants, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying software program and related intellectual property; and

(H)           Ants understands and agrees that Sybase is relying on the specific terms of the Third Party Software licenses that Ants has in place as of the date of this Agreement and that Ants has made representations and warranties to Sybase in this Section 3 based on such terms and therefore Ants agrees not to amend, terminate or waive any rights under such licenses without Sybase’s prior written consent.

(v)           To the Knowledge of Ants and the directors and officers (and employees with responsibility for Intellectual Property matters) of Ants, the Software will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the licenses granted to Sybase by Ants under the terms of this Agreement.

(vi)           All current and former employees of Ants who developed any portion of the Ants Software have executed and delivered to Ants an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Ants of any Intellectual Property arising from services performed for Ants by such persons, the form of which has been supplied to Sybase. All current and former consultants and independent contractors to Ants involved in the development, modification of the Ants Software and/or related Intellectual Property have executed and delivered to Ants an agreement in the form provided to Sybase (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Ants of any Intellectual Property arising from services performed for Ants by such persons. Copies of the agreements between Ants and each employee or consultant who developed any portion of the Ants Software have been provided by Ants to Sybase.

(vii)           Ants has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the source code to the Ants Software.

(viii)          A complete list of the files for the Ants Software, together with a brief description, is set forth in Section 3.7(viii) of the Disclosure Schedule.

(ix)           No Public Software (as defined below) forms part of the Software or related Intellectual Property, and no Public Software was or is used in connection with the development of the Software or related Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Software or related Intellectual Property. As used in this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

[ redacted ]

3.10           Ants Nonsolicitation.  Ants agrees that for a one (1) year period from the date of this Agreement, Ants will not solicit for employment any then-current employees of Sybase, Inc. or its Affiliates (defined below). [ redacted ] Personnel hired in response to Ants’ usual and customary public advertising procedures will not be deemed to be a solicitation for employment otherwise prohibited hereunder.

3.11           Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.           Representations and Warranties of Sybase.  Sybase represents and warrants to Ants that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.

4.1          Organization of Sybase.  Sybase is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

4.2          Authorization of Transaction.  Sybase has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sybase, enforceable in accordance with its terms and conditions.

4.3          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sybase is subject or any provision of its charter or bylaws. Sybase does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4          Sybase Nonsolicitation.  [ redacted ] Sybase agrees that for a one (1) year period from the date of this Agreement, Sybase will not solicit for employment any then-current employees of Ants or those consultants of Ants that will be listed in Exhibit C, Section 3.7 (vi), at the time this Agreement is executed. Personnel hired in response to Sybase’s usual and customary public advertising procedures will not be deemed to be a solicitation for employment otherwise prohibited hereunder.

5.           Delivery. Within five (5) business days after execution of this Agreement, Ants shall deliver the Software to Sybase as specified in Exhibit A (Delivery).  Sybase shall have thirty (30) calendar days following Delivery in which to confirm complete delivery of the Software.  If Sybase determines that any portion(s) of the Software are incomplete or missing, it will so notify Ants within such thirty (30) calendar day period.  Ants shall promptly, but within no more than five (5) business days after receipt of notice, deliver the incomplete or missing portions of the Software to Sybase.  If Ants fails to deliver any missing or incomplete Software to Sybase in accordance with this Section 5, Sybase may return the Software to Ants and terminate this Agreement.  Upon termination, Ants shall return to Sybase any amounts paid in accordance with Section 2.7 (Consideration).

6.           Confidentiality.  The parties have previously entered into a Mutual Non-Disclosure Agreement, effective August 30, 2007 (“NDA”).  Such NDA will govern the Parties with respect to the activities covered by this Agreement and will survive any termination of this Agreement in accordance with its terms.

7.           Indemnification.

7.1          Ants shall defend, indemnify and hold harmless Sybase, its Affiliates (defined below),  its distributors, and end users, and the officers, directors, agents, employees of the foregoing (the “Indemnified Parties”) from and against any suit, claim, loss, damage or cost arising from any claim that the Software infringes, misappropriates or violates any intellectual property rights of a third party.  The following procedures shall apply:  (a) Ants shall have sole control of the defense and/or settlement (except that no judgment may be entered against an Indemnified Party, or any affirmative obligation imposed on or admission of wrongdoing made as to an Indemnified Party, as part of a settlement without the Indemnified Party’s prior written consent); (b) the Indemnified Party must notify Ants promptly in writing of such claim or suit and give Ants all information known to it relating thereto, and (c) the Indemnified Party must reasonably cooperate with Ants in the settlement and/or defense.  The Indemnified Party shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing any cooperation requested by Ants.  The Indemnified Party may participate in the defense at its own expense.  If all or any part of the Software is, or in the opinion of Ants may become, the subject of any claim or suit for infringement of any intellectual property rights of a third party, Ants may, and in the event of any adjudication that any Software or any part thereof does infringe or if the use of the Software or any part thereof is enjoined, Ants shall, at its expense, do one of the following:  (1) procure for the Indemnified Parties the right to use and distribute the Software or the affected part thereof; (2) replace the Software or affected part with a non-infringing Software; (3) modify the Software or affected part to make it non-infringing; or (4) if none of the foregoing remedies are commercially feasible within three (3) months of the assertion of the claim of infringement, refund the aggregate payments paid by Sybase for the Software.

8.           Termination.

8.1           Termination of Agreement.  Sybase may terminate this Agreement in accordance with the terms of Section 5 (Delivery) [ redacted ]

8.2           Effect of Termination.  If Sybase terminates this Agreement pursuant to Section 8.1 (Termination of Agreement), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any liability of any Party then in breach; provided that Ants’ liability  in the event of termination for failure to deliver shall not exceed the License Fee), subject to the survival of any terms specified herein to survive.

9.           Miscellaneous.

9.1           Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive after the date of this Agreement.

[ redacted ]

9.4           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.5           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.6           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that either party may (i) assign this Agreement or any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such party nonetheless shall remain responsible for the performance of all of its obligations hereunder) or (iii) assign this Agreement in the case of a merger, acquisition or sale of assets.  “Affiliate” means an entity that directly or indirectly controls, is controlled by, or is under common control with such party.  For purposes of this definition, "control" means ownership, directly or indirectly, of more than fifty percent (50%) of the voting shares or other equity interest in an entity, or otherwise the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

9.7           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.8           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Ants:

Ants Software Inc.
700 Airport Blvd., Suite 300
Burlingame, CA 94010

Copy to:

The Corporate Law Group
500 Airport Boulevard, Suite 120
Burlingame, CA 94010
Attn:  Paul David Marotta

If to Sybase:

Sybase Inc.
Attn: CEO
1 Sybase Drive
Dublin, CA 94568

Copy to:

Sybase, Inc.
Attn: General Counsel
1 Sybase Drive
Dublin, CA 94568

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

9.11           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Sybase and Ants. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13           Expenses.  Each of Sybase and Ants will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.14           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.15           Incorporation of Exhibits and Schedules.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16           Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Agreement as of the date first above written.

Sybase: /s/	Ants: /s/
By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

Exhibit A
Software

1. Software

The Software is comprised of the complete Source Code version of the most recent, generally-available release of the Ants software product known as Ants Data Server (ADS), and any associated Documentation.  For the avoidance of doubt, and except as otherwise set forth on the Disclosure Schedule (Exhibit C), the Software includes all Ants Software and Third Party Software included in the ADS product and any related software and tools required to successfully develop, compile/build and test the Software. [ redacted ] Notwithstanding the above, the Software does not include features found in ADS related to Oracle PL/SQL, Informix ISQL and Microsoft Transact-SQL (also known as Microsoft T-SQL) compatibility.

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2. Format for Delivery: Immediately following execution of this Agreement, Ants will provide a reasonable number of Sybase employees with access to Ants’ premises for the purpose of taking possession of the Software.  The Sybase employees may bring Sybase hardware to Ants’ premises for the purpose of installing the Software on Sybase hardware.  Ants will provide Sybase with all access and resources needed by the Sybase employees to enable Sybase to take possession of the Software.

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